Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”), dated as of October 22, 2020 (the “Execution Date”), is entered into by and between DATASEA INC., a Nevada corporation (the “Company”), and Triton Funds LP, a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, upon the terms and subject to the conditions contained herein, the Investor agrees to purchase, and the Company agrees to sell, up to Two Million Dollars ($2,000,000) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, which shares of Common Stock shall be registered under the Securities Act of 1933, as amended (“1933 Act”) pursuant to an effective Registration Statement on Form S-3.

NOW THEREFORE, in consideration of the foregoing recital, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

SECTION I

DEFINITIONS

For all purposes of and under this Agreement, the following terms shall have the respective meanings below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Business Day” shall mean any day on which the Principal Market for the Purchased Shares is open for trading from the hours of 9:30 am until 4:00 pm eastern time.

“Closing” shall mean the date that is no later than three (3) Business Days after the Purchase Notice Date.

“Commitment Period” shall mean the period beginning on the Business Day immediately following the Execution Date and ending on the expiration of this Agreement.

“Principal Market” shall mean the New York Stock Exchange, the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Markets, whichever is the market on which the Common Stock is listed.

“Purchase Notice” shall mean the written notice sent to the Investor by the Company, which Purchase Notice shall state the total amount of Purchased Shares that the Company intends to sell to the Investor pursuant to the terms of this Agreement based on the formula set forth in Section 2.1 hereof.

“Purchased Shares” shall mean shares of Common Stock issued pursuant to the terms of this Agreement.

“Investment Amount” shall mean the total dollar amount to be sold by the Company at the Closing, not to exceed Two Million Dollars ($2,000,000).

“Investment Fee” shall mean $10,000 that Issuer will pay Investor upon execution of Closing Documents and $5,000 of the Investment Amount that will be retained by the Investor on the initial Closing.

“Registration Statement” means the Registration Statement on Form S-3 filed with the SEC on June 15, 2020, (SEC registration number 333-239183), and declared effective on June 25, 2020, registering the Purchased Shares issuable hereunder.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Valuation Cap” shall mean the market capitalization of the Company on the Execution Date; calculated by multiplying 20,943,846 by 3.81973779 – for the avoidance of doubt, Eighty Million Dollars ($80,000,000).

SECTION II

PURCHASE AND SALE OF COMMON STOCK

2.1 PURCHASE AND SALE OF PURCHASED SHARES. Subject to the terms and conditions set forth herein, the Company shall sell to the Investor, and the Investor shall purchase from the Company, that number of Purchased Shares equal to the Investment Amount which shall be calculated based on the total number of Purchased Shares set forth in the Purchase Notice delivered to Investor as more particularly set forth in Section 2.2 below, multiplied the 90% of the lowest closing price of the Company’s Common Stock as reported by the Principal Market during the five (5) Business Days prior to Closing; not to exceed the Valuation Cap. Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Company shall not effect any sales to the Investor, and the Investor shall not have the right to purchase hereunder, to the extent that after giving effect to such sales, the Investor (together with the Investor’s affiliates, and any other persons acting as a group together with the Investor or any of the Investor’s affiliates, and together with any other contemporaneous equity or debt-linked transactions that may be aggregated into and deemed as one single transaction under the rules and regulations of the Nasdaq Stock Market), would beneficially own in excess of 19.99% of the outstanding shares of the Company’s common stock.

2.2 PURCHASE PRICE FLOOR. The Company shall not submit a purchase notice under this Agreement where the Purchased Shares would be less than the Floor Price. “Floor Price” means closing price of $1.65 per share of the Common Stock, as reported on the Principal Market, which price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction.

2.3 DELIVERY OF PURCHASE NOTICE. Subject to the terms and conditions herein, the Company may deliver the Purchase Notice to the Investor during the Commitment Period setting forth the total number of Purchased Shares to be purchased by Investor, which Purchase Notice shall be in the form attached hereto as Exhibit A and incorporated herein by reference. The total number of Purchased Shares to be purchased by Investor on the Purchase Notice shall not exceed 2.5% of the Issuer’s outstanding shares of the Company’s common stock on the Execution Date; calculated by multiplying 20,943,846 by 0.025 – for the avoidance of doubt, 523,596 shares.

2.4 CONDITIONS TO INVESTOR’S OBLIGATIONS. Notwithstanding anything to the contrary in this Agreement, the Investor shall not be obligated to purchase any Purchased Shares at the Closing unless each of the following conditions are satisfied:

(i)	the Registration Statement shall remain effective and available for sale of the Purchased Shares at all times until the Closing;

(ii)	at the Closing, the Common Stock shall have been listed or quoted for trading on the Principal Market and shall not have been suspended from trading, at any time, after the Execution Date and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

(iii)	no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Purchased Shares; and

(iv)	the issuance of the Purchased Shares will not violate any requirements of the Principal Market.

If any of the events described in clauses (i) through (iv) above occurs prior to the Closing, then the Investor shall have no obligation to purchase the Purchased Shares set forth in the Purchase Notice.

2.5 MECHANICS OF PURCHASE OF PURCHASED SHARES BY INVESTOR. The Closing of the purchase of the Purchased Shares set forth in the Purchase Notice shall occur no later than three (3) Business Days following the receipt by Investor’s custodian of the Purchased Shares (the “Purchase Notice Date”); it being understood that Investor shall deliver the Purchase Notice to Investor’s custodian on the Purchase Notice Date. The Investor shall deliver the Investment Amount (less the Investment Fee) by wire transfer of immediately available funds to an account designated by the Company set forth in the Purchase Notice. In addition, on or prior to the Closing, each of the Company and Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

2.6 LIMITATION ON AMOUNT OF OWNERSHIP. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to purchase that number of Purchased Shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 9.9% of the number of shares of Common Stock outstanding on the Purchase Notice Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

2.7 COMPLIANCE WITH PRINCIPAL MARKET RULES. The Company shall not sell any shares of Common Stock under this Agreement and the Investor shall not have the right or the obligation to purchase shares of Common Stock under this Agreement to the extent that after giving effect to such purchase the "Exchange Cap" shall be deemed to be reached and, therefore, in the aggregate with any other issuance(s) by the Company, to be in violation of the rules and regulations of the Principal Market. The "Exchange Cap" shall be deemed to have been reached if, at any time prior to the shareholders of the Company approving the transaction contemplated by this Agreement, upon a purchase under this Agreement, the Purchased Shares issuable pursuant to such purchase would exceed 19.99% of the outstanding shares of Common Stock as of the date of this Agreement. The Company shall not be required to issue any Purchase Shares under this Agreement whatsoever if such issuance would breach the Company's obligations under the rules or regulations of the Principal Market on which the Company’s securities are then listed for trading and with which rules or regulations the Company is then required to comply.

SECTION III

INVESTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

By executing this Agreement, the Investor represents, warrants and agrees that:

3.1 POWER AND AUTHORITY.  The undersigned has full power and authority to act on behalf of and bind the Investor to its obligations as set forth herein and making these representations, warranties and agreements. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

3.2 EFFECTIVE REGISTRATION STATEMENT.  The Purchased Shares are being offered pursuant to the Registration Statement and Investor is solely relying on the Registration Statement and all periodic filings made by the Company under the 1934 Act (“SEC Filings”), in determining whether to purchase the Purchased Shares.

3.3 REVIEW OF SEC FILINGS; NO LEGAL ADVICE FROM THE COMPANY.  Investor has had full opportunity to read and review the Registration Statement, the documents incorporated therein by reference, and consult with an attorney regarding such Registration Statement. The Investor understands that its investment in the Purchased Shares involves a high degree of risk.  The Investor (i) is able to bear the economic risk of an investment in the Purchased Shares including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and others matters related to an investment in the Purchased Shares,

3.4 ACCURACY OF REPRESENTATIONS.  The information provided herein and these representations, warranties and agreements are accurate and complete, and shall remain so until the undersigned notifies the Company otherwise.

3.5 NO SHORT SALES.  The Investor represents and warrants to the Company that at no time has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed on the Company’s SEC Filings, the Company represents and warrants to the Investor that:

4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. Both the Company and the companies it owns or controls (“Subsidiaries”) are duly qualified to do business and are in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means a change, event, circumstance, effect or state of facts that has had or is reasonably likely to have, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Agreement.

4.2 AUTHORIZATION; ENFORCEMENT; COMPLIANCE WITH OTHER INSTRUMENTS.

(i)	The Company has the requisite corporate power and authority to enter into the Agreement and to issue the Purchased Shares in accordance with the terms hereof and thereof.

(ii)	The execution and delivery of the Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Purchased Shares pursuant to this Agreement, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders.

(iii)	The Agreements have been duly and validly executed and delivered by the Company.

(iv)	The Agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 ISSUANCE OF SHARES. The Company has reserved the amount of Purchased Shares included in the Registration Statement for issuance pursuant to the Agreement, which have been duly authorized and reserved (subject to adjustment pursuant to the Company’s covenant set forth in Section 5.5 below) pursuant to this Agreement. Upon issuance in accordance with this Agreement, the Purchased Shares will be validly issued, fully paid for and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. In the event the Company cannot register a sufficient number of Purchased Shares for issuance pursuant to this Agreement, the Company will use its best efforts to authorize and reserve for issuance the number of Purchased Shares required for the Company to perform its obligations hereunder as soon as reasonably practicable.

4.4 INSURANCE. Each of the Company’s Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and neither the Company nor its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.5 DILUTIVE EFFECT. The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that the issuance of the Purchased Shares will have a dilutive effect on the shareholders of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment, and with full understanding of the implications, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the Agreement, its obligation to issue shares of Common Stock pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

SECTION V

COVENANTS OF THE COMPANY

5.1 BEST EFFORTS. The Company shall use all commercially reasonable efforts to timely satisfy each of the conditions set forth in this Agreement.

5.2 REPORTING STATUS. Until one of the following occurs, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status, or take an action or fail to take any action, which would terminate its status as a reporting company under the 1934 Act: (i) this Agreement terminates pursuant to Section 8 and the Investor has the right to sell all of the Purchased Shares, or (ii) the date on which the Investor has sold all the Purchased Shares.

5.3 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Purchased Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

5.4 FINANCIAL INFORMATION. During the Commitment Period, the Company agrees to make available to the Investor via EDGAR or other electronic means the following documents and information on the forms set forth: (i) its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act; (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders; and (iii) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the Principal Market, any securities exchange or market, or the Financial Industry Regulatory Association, unless such information is material nonpublic information.

5.5 RESERVATION OF PURCHASED SHARES. The Company shall take all action necessary to at all times have authorized and reserved the amount of Purchased Shares included in the Registration Statement for issuance pursuant to the Agreement. In the event that the Company determines that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described, the Company shall use all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking shareholder approval for the authorization of such additional shares.

5.6 LISTING. The Company shall maintain the listing of all of the Purchased Shares on the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, such listing of all Purchased Shares issuable under the terms of the Agreement. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market (excluding suspensions of not more than one (1) Business Day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.6.

5.7 CORPORATE EXISTENCE. The Company shall use all commercially reasonable efforts to preserve and continue the corporate existence of the Company.

5.8 NOTICE OF CERTAIN EVENTS AFFECTING REGISTRATION. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of the Purchased Shares: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Purchased Shares for sale in any jurisdiction or the initiation or notice of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment or supplement to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus.

5.9 TRANSFER AGENT. The Company shall deliver instructions to its transfer agent to issue Purchased Shares to the Investor that are issued to the Investor pursuant to the Agreement.

5.10 ACKNOWLEDGEMENT OF TERMS. The Company hereby represents and warrants to the Investor that: (i) it is voluntarily entering into this Agreement of its own free will, (ii) it is not entering this Agreement under economic duress, (iii) the terms of this Agreement are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with this Agreement.

5.11 TERMINATION. The Company shall have the right at any time for any reason effective upon one (1) business day prior written notice to terminate the Agreement.

SECTION VI

EXPIRATION

This Agreement shall expire upon the earlier to occur of: (x) that date when the Investor has purchased an aggregate of Two Million Dollars ($2,000,000) in Purchased Shares pursuant to this Agreement, or (y) December 31, 2020. Any and all Purchased Shares issuable to Investor, or penalties or other amounts, if any, due under this Agreement shall be immediately payable and due Investor upon expiration of this Agreement.

SECTION VII

INDEMNIFICATION

In consideration of the parties mutual obligations set forth in the Agreement, the Company (the “Indemnitor”) shall defend, protect, indemnify and hold harmless the Investor and all of the investor’s shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (I) any misrepresentation or breach of any representation or warranty made by the Indemnitor or any other certificate, instrument or document contemplated hereby or thereby; (II) any breach of any covenant, agreement or obligation of the Indemnitor contained in the Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (III) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the Agreement or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with information furnished to Indemnitor which is specifically intended for use in the preparation of any such Registration Statement, preliminary prospectus, prospectus or amendments to the prospectus. To the extent that the foregoing undertaking by the Indemnitor may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights Indemnitor may have, and any liabilities the Indemnitor or the Indemnitees may be subject to.

SECTION VIII

GOVERNING LAW; DISPUTES SUBMITTED TO ARBITRATION

8.1 LAW GOVERNING THIS AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts located in Los Angeles, California. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

8.2 LEGAL FEES; AND MISCELLANEOUS FEES. Except as otherwise set forth in the Agreement (including the Investment Fee), each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys’ fees and expenses incurred by either the Company or the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached this Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Purchased Shares.

8.3 SURVIVAL. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Commitment Period and the expiration of this Agreement.

8.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may not assign its rights or obligations under this Agreement.

SECTION IX

NON-DISCLOSURE OF NON-PUBLIC INFORMATION

The Company shall not disclose non-public information to the Investor.

[Signature page to follow]

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be duly executed as of the date first written above.

TRITON FUNDS LP

By:	/s/ Jared Alexandria
Name:	Jared Alexandria
Title:	Authorized Signatory

DATASEA INC.

By:	/s/ Zhixin Liu
Name:	Zhixin Liu
Title:	Chief Executive Officer and President

EXHIBIT A

PURCHASE NOTICE

Date: _____, 2020

TRITON FUNDS LP,

This is to inform you that as of today the Company hereby elects to exercise its right pursuant to this Agreement to require you to purchase _____ Purchased Shares for an Investment Amount not to exceed Two Million Dollars ($2,000,000). The Company’s wire instructions are as follows:

[Insert Wire Instructions]

The total Investment Amount and price per Purchased Shares shall be calculated in accordance with the terms and conditions set forth in Section II of the Agreement.

Regards,

DATASEA INC.

By:
Name:	Zhixin Liu
Title:	Chief Executive Officer and President